Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN VANHOOSECO PRECAST, LLC

AND

CXT INCORPORATED

August 12, 2022

Table of Contents

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Section 8.11 Specific Performance	43
Section 8.12 Counterparts	43

EXHIBITS

Exhibit A    Bill of Sale
Exhibit B    Assignment and Assumption Agreement
Exhibit C    Employment Agreements
Exhibit D    Intellectual Property Assignment Agreement
Exhibit E    Escrow Agreement
Exhibit F    Estimated Net Working Capital Statement
Exhibit G    Allocation Schedule
Exhibit H    Restrictive Covenant Agreement

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 12, 2022, is entered into between VanHooseCo Precast, LLC, a Tennessee limited liability company (“Seller”), and CXT Incorporated, a Delaware corporation (“Buyer”).
RECITALS:
WHEREAS, Seller is engaged in the business of manufacturing precast concrete products, including concrete walls, box culverts, bridges, pre-packaged vaults, utility structures and reinforced pipe (the “Business”);
WHEREAS, Seller has historically operated the Business through several Affiliates, including but not limited to Seller, VanHooseco LLC, a Tennessee limited liability company d/b/a VanHooseCo Ready Mix, LLC and VanHooseCo Ready Mix, VanHooseCo Mechanical & Millwright, LLC, a Tennessee limited liability company, VanHooseCo Leasing, LLC, a Tennessee limited liability company, VanHooseCo Management, LLC, a Tennessee limited liability company, Pour in Place, Inc., and Innovative Design Solutions, LLC (collectively, the “Dissolved Affiliates”);
WHEREAS, effective as of March 31, 2022, Seller restructured and reorganized the Business by acquiring all of the assets used in the Business from the Affiliates described above (the “Reorganization”); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article I
Definitions
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” has the meaning set forth in Section 2.01(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, including civil, criminal, administrative or regulatory, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(viii).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Atkins” means Don Atkins, a Tennessee resident.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Benefit Plan” has the meaning set forth in Section 4.19(a).
“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).
“Books and Records” has the meaning set forth in Section 2.01(l).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY or Knoxville, TN are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Basket Exclusions” has the meaning set forth in Section 7.04(a).
“Buyer Closing Certificate” has the meaning set forth in Section 6.03(f).
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Buyer’s Accountants” means Ernst & Young LLP.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and by other subsequent amendments, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01.
“Closing Consideration” means the Purchase Price either (a) minus the amount by which the Target Net Working Capital exceeds Estimated Closing Working Capital, or (b) plus the amount by which the Estimated Closing Working Capital exceeds Target Net Working Capital.
“Closing Date” has the meaning set forth in Section 3.01.

“Closing Net Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the Effective Time in accordance with this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules (excluding cash and other retained assets) and only to the extent acquired pursuant to the terms of this Agreement.
“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.
“Deed” has the meaning set forth in Section 3.02(a)(vi).
“Direct Claim” has the meaning set forth in Section 7.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Dissolved Affiliates” has the meaning set forth in the recitals.
“Dollars” or “$”  means the lawful currency of the United States.
“Effective Time” means 11:59 p.m. on the Closing Date.
“Employees” means those Persons employed by Seller in connection with the Business immediately prior to the Closing.
“Employment Agreements” has the meaning set forth in Section 3.02(a)(iii).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“EnviroCast” means EnviroCast, LLC, a Tennessee limited liability company.
“EnviroKeeper” means EnviroKeeper, LLC, a Tennessee limited liability company.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any binding settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and by subsequent amendments, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 and by subsequent amendments, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 and by subsequent amendments, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 and by subsequent amendments, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or to any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, binding letter, clearance, consent, waiver, closure, exemption, decision or other approval required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit E.
“Escrow Amount” means the sum of $3,500,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Financial Statements” has the meaning set forth in Section 4.04.
“Fraud” means an intentional misrepresentation of fact that constitutes common law fraud under Delaware law. For the avoidance of doubt, (i) “Fraud” shall exclude constructive fraud and any fraud claim (including any claim based on negligence or recklessness) that does not include the element of making a representation or warranty with intent to deceive and (ii) any inaccuracy of any representation or warranty or justifiable reliance shall be determined with regard to, and including, all qualifications and exceptions contained therein relating to Seller’s Knowledge, materiality or Material Adverse Effect and all similar qualifications and standards contained within the representations and warranties.
“GAAP” means United States generally accepted accounting principles.
“General Survival Date” has the meaning set forth in Section 7.01.
“Governmental Authority” means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any non-governmental regulatory organization or quasi-governmental authority to the extent that the rules, regulations or orders of such organization or authority have the force of Law, or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or designated or described with words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indemnified Party” has the meaning set forth in Section 7.05.
“Indemnifying Party” has the meaning set forth in Section 7.05.
“Indemnity Escrow Amount” has the meaning set forth in Section 2.05(b)(iv).
“Insurance Policies” has the meaning set forth in Section 4.15.
“Insurance Refunds” has the meaning set forth in Section 2.01(k).
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business, including without limitation the Intellectual Property Registrations set forth on Section 4.11(a) of the Disclosure Schedules.
“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).
“Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 3.02(a)(vii).
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Inventory” has the meaning set forth in Section 2.01(b).
“Law” means any constitution, law (including common law), statute, code, ordinance, rule, regulation, act, treaty, order or charge of any Governmental Authority, including rules and regulations promulgated thereunder.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, including asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured.
“License Agreements” shall have the meaning ascribed to it in Section 7.01(e).
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any change, circumstance, event or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) seasonal fluctuations in the Business; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a Seller and the Business; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions, except, in the case of causes (i), (ii), (iii) or (iv), as would not reasonably be expected to have a materially disproportionate effect on the Business as compared to other Persons operating in the same industry sector or sectors in which the Business operates.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customers” has the meaning set forth in Section 4.14(a).
“Material Suppliers” has the meaning set forth in Section 4.14(b).
“Owned Real Property” has the meaning set forth in Section 4.10(a).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Goodwill Assignment” has the meaning set forth in Section 3.02(a)(xi).
“Personal Goodwill Purchase Price” means $6,000,000.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Principal” means either VanHoose or the VanHoose Trust, as applicable.
“Principal-Owned Goodwill” means the Principals’ and Atkins’ independently developed substantial goodwill as a result of, among other things, personal and professional relationships, expertise, experience, industry reputation, personality and other individualistic qualities.
“Principal-Owned Real Property” has the meaning set forth in Section 4.10(a).
“PSA” has the meaning set forth in Section 3.02(a)(iv).
“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).
“Real Property” means, collectively, the Owned Real Property, the Principal-Owned Real Property and the Leased Real Property.
“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within (if uncontrolled) any building, structure, facility or fixture).
“Reorganization” has the meaning ascribed to it in the Recitals to this Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means the manufacture, sale and service of precast concrete products.
“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, by and between VanHoose and Buyer, in the form attached hereto as Exhibit H.
“Seller” has the meaning set forth in the preamble.
“Seller Basket Exclusions” has the meaning set forth in Section 7.04(b).
“Seller Closing Certificate” has the meaning set forth in Section 6.02(j).
“Seller Indemnitees” has the meaning set forth in Section 7.03.
“Seller’s Accountants” means Mitch Reed & Associates, PLLC, or such other accounting firm selected by Seller.
“Seller’s Knowledge” means the actual knowledge, after reasonable due inquiry, of VanHoose, Atkins, Anthony Gainer and Larry Trent.
“Tangible Personal Property” has the meaning set forth in Section 2.01(e).
“Target Net Working Capital” means $4,200,000.
“Tax Clearance Certificate” has the meaning set forth in Section 6.10.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Refunds” has the meaning set forth in Section 2.01(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the United States of America, including its states, territories, and possessions.
“Third Party Claim” has the meaning set forth in Section 7.05(a).
“Transaction Documents” means this Agreement, the PSA, the Personal Goodwill Assignment, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Intellectual Property Licenses, Deeds, Assignment and Assumption of Leases and the other agreements, instruments and documents required to be delivered at the Closing.
“Transferred Employees” has the meaning set forth in Section 6.01(a).
“VanHoose” means Jeffrey L. VanHoose, a Tennessee resident.
“VanHoose Trust” means the Jeffrey L. VanHoose Revocable Trust, a Tennessee trust.
Article II
Purchase and Sale
Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following: all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”), provided that Accounts Receivable shall not include any accounts, notes or other obligations due from Seller to an Affiliate of Seller, all of which are listed in Section 2.01(a) of the Disclosure Schedules (“Related Party Receivables”);
(a)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(b)all Contracts, including Intellectual Property Licenses, set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);
(c)all Intellectual Property Assets;
(d)all furniture, fixtures, equipment, mobile and rigging equipment, machinery, tools including large and small tools, cranes and hoists, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);
(e)all Owned Real Property and Leased Real Property;
(f)to the extent transferable, all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;
(g)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(h)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, including, without limitation those listed on Section 2.01(i) of the Disclosure Schedules, provided that this shall not include any refunds due or that may become due for any Taxes for any Pre-Closing Tax Period, including any Tennessee franchise or excise taxes (“Tax Refunds”);
(i)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(j)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, excluding any refunds due or that may become due with respect to any insurance policies held by Seller that are not assumed by Buyer (“Insurance Refunds”);
(k)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses, in each case subject to any retention, confidentiality or other requirements imposed upon Seller pursuant to applicable Law (“Books and Records”); and
(l)all goodwill and the going concern value of the Business (other than the Principal-Owned Goodwill).
Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(m)the Principal-Owned Real Property;
(n)the Principal-Owned Goodwill;
(o)Cash and cash equivalents;
(p)Contracts, including Intellectual Property Licenses, that are listed on Schedule 2.02(d), and the respective License Agreements between Seller and EnviroCast and EnviroKeeper dated January 17, 2019 (the “Excluded Contracts”);
(q)Related Party Receivables;
(r)Tax Refunds;

(s)Insurance Refunds;
(t)the corporate seals, organizational documents, minute books, stock books, Tax Returns, Tax identification numbers, books of account or other records having to do with the corporate organization or Tax reporting of Seller;
(u)the assets, properties and rights specifically set forth on Section 2.02(i) of the Disclosure Schedules; and
(v)the rights which accrue or will accrue to Seller under the Transaction Documents.
Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and shall pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
(a)all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheets or arose in the ordinary course of business consistent with past practice since the Balance Sheet Dates, and that are included in the calculation of the Closing Net Working Capital; and
(b)all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to or arise from any failure to perform, improper performance, warranty or other breach, default or violation by Seller of any such Assigned Contract on or prior to the Closing.
Section 2.04 Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller, Principals, or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause Principals and each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(w)any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(x)any Liability for (i) Taxes of Seller (or Principals, or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, including, without limitation, any roll-back taxes the obligation for which arises after Closing as a result of any change in the use of the Real Property occurring prior to Closing; (ii) Taxes of Seller (or Principals, or any stockholder or Affiliate of Seller) that arise out of the consummation of the transactions contemplated hereby, except as otherwise set forth in this Agreement; or (iii) other Taxes of Seller (or Principals, or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or Principals, or any stockholder or Affiliate of Seller) for any Pre-Closing Tax Period that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(y)any Liabilities relating to or arising out of the Excluded Assets;

(z)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(aa)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;
(ab)any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;
(ac)any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;
(ad)any Liabilities of Seller for any present or former employees, agents or independent contractors of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, workers’ compensation, severance, retention, termination or other payments;
(ae)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising prior to the Closing Date from or out of any actions or omissions of Seller (or, to the extent related to the Principal Owned Real Property, acts or omissions of the Principals);
(af)any trade accounts payable of Seller (i) to the extent not accounted for on the calculation of the Closing Net Working Capital; (ii) which constitute intercompany payables owing to Affiliates of Seller; or (iii) which constitute debt, loans or credit facilities owing to financial institutions;
(ag)any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchase Assets issued by the Business’ customers to Seller on or before the Closing Date; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(ah)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;
(ai)any Liabilities under (i) the Excluded Contracts or (ii) any other Contracts, including Intellectual Property Licenses, to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(aj)any Liabilities associated with debt, loans or credit facilities of Seller (or, in the case of the Principal-Owned Real Property, Principals) or its Affiliates and/or the Business owing to financial institutions;
(ak)any Liabilities arising out of the Reorganization; and
(al)any Liabilities of the Dissolved Affiliates to the extent not an Assumed Liability.

Section 2.05 Purchase Price.
(c)The aggregate purchase price for the Purchased Assets shall be Fifty Million Five Hundred Thousand and 00/100 Dollars ($50,500,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be reduced or increased, as applicable, dollar for dollar, by the amount of excess or shortfall of Closing Net Working Capital as compared to Target Net Working Capital.
(d)At the Closing:
(i)Buyer shall pay or cause to be paid to Seller the Closing Consideration less (a) the Escrow Amount, (b) the Personal Goodwill Purchase Price, and (c) the consideration payable pursuant to the PSA, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on or prior to the Closing Date;
(ii)Buyer shall pay to VanHoose and Atkins the Personal Goodwill Purchase Price by wire transfer of immediately available funds to an account designated in writing by VanHoose and Atkins on or prior to the Closing Date;
(iii)Buyer shall pay to the Principals the consideration payable pursuant to the PSA; and
(iv)Buyer shall pay or cause to be paid to the Escrow Amount the Escrow Amount by wire transfer of immediately available funds on the Closing Date into an account designated by the Escrow Agent, which shall be held and distributed in accordance with the terms of the Escrow Agreement to (i) satisfy any payment of the Post-Closing Adjustment owed by Seller to Buyer pursuant to Section 2.06(b)(vi); (ii) satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to this Agreement; and (iii) to satisfy any and all claims made by Buyer pursuant to the Employment Agreements. Seller and Buyer agree that Two Million Five Hundred Thousand Dollars ($2,500,000) of the Escrow Amount (the “Indemnity Escrow Amount”) shall be specifically allocated to items (i) and (ii) while One Million Dollars ($1,000,000) of the Escrow Amount shall be specifically allocated to item (iii).
Section 2.06 Purchase Price Adjustment.
(a)Estimated Net Working Capital Adjustment. Prior to the date of this Agreement, Seller has delivered to Buyer the statement attached hereto as Exhibit F (the “Estimated Net Working Capital Statement”), setting forth Seller’s good faith calculation, together with reasonably detailed supporting documentation, of estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the components thereof. Seller represents to Buyer that the Estimated Net Working Capital Statement and the calculations thereunder were prepared and calculated by Seller in good faith.
(b)Post-Closing Adjustment.
(i)Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Net Working Capital, which statement shall be substantially in the form on Exhibit F (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Working Capital Statement and the Financial Statements of Seller for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06(a)(i) of the Disclosure Schedules.
(ii)The “Post-Closing Adjustment” shall be an amount equal to the Closing Net Working Capital minus Estimated Closing Net Working Capital. Following the final determination of Closing Net Working Capital pursuant to Section 2.06(c), (A) if the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment, and (B) if the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment in immediately available funds.
(c)Examination and Review.
(i)Examination. After receipt of the Closing Net Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Net Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Net Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession or reasonable control) relating to the Closing Net Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer.
(ii)Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Net Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(iii)Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to RSM US LLP or another impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants that are mutually agreed to by Buyer and Seller (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Working Capital Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Seller’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller are not required to pay hereunder.
(v)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable but in any event within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from but not including the date payable pursuant to this Section 2.06(c)(vi) to and including the date of payment at a rate per annum equal to eighteen percent (18%) (or such lesser rate as may be permissible under applicable Law). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.
(d)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Exhibit G (the “Allocation Schedule”). Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.
Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.
Section 2.09 Third Party Consents. To the extent that Seller’s (or a Principal’s, if applicable) rights under any Material Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as practicable. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act (or shall cause Principals to act, if applicable) after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
Article III
Closing
Section 3.01 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) contemporaneously with the execution and delivery of this Agreement via the mutual exchange of PDF or electronic signatures. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be effective as of the Effective Time.
Section 3.02 Closing Deliverables.
(a)At the Closing, Seller shall deliver to Buyer the following:
(iii)a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;
(iv)an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(v)employment agreements in the form of Exhibit C with respect to VanHoose and Atkins executed by VanHoose and Atkins (the “Employment Agreements”);
(vi)the Escrow Agreement duly executed by Seller;
(vii)the Intellectual Property Licenses duly executed by Seller;
(viii)with respect to each parcel of Principal Owned Real Property, a purchase and sale agreement (the “PSA”), and with respect to each parcel of Principal Owned Real Property and Owned Real Property, a general warranty deed in form and substance satisfactory to Buyer (each, a “Deed”);
(ix)an assignment agreement in the form of Exhibit D attached hereto with respect to the Intellectual Property Registrations, duly executed by Seller (the “Intellectual Property Assignment Agreement”);

(x)with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;
(xi)with respect to the Leased Real Property, a consent to assignment and estoppel in form reasonably satisfactory to Buyer and duly executed by the counterparty thereto and acknowledged by Seller;
(xii)with respect to each Assigned Contract listed on Section 3.02(a)(x) of the Disclosure Schedules, a consent to assignment in form reasonably satisfactory to Buyer and duly executed by the counterparty thereto and acknowledged by Seller;
(xiii)a Personal Goodwill Assignment Agreement between VanHoose and Buyer, in form and substance reasonably acceptable to Buyer and Seller; duly executed by VanHoose (the “Personal Goodwill Assignment”);
(xiv)executed deeds for the Principal-Owned Real Property;
(xv)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the Sole Member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(xvi)evidence reasonably acceptable to Buyer that Seller has caused the release of all Encumbrances (except Permitted Encumbrances) on the Purchased Assets or payoff letters, in customary form, authorizing the release of such Encumbrances upon repayment of the obligations secured thereby at the Closing out of a portion of the Purchase Price due to Seller;
(xvii)a termination agreement in form and substance satisfactory to Buyer for that certain Lease Agreement dated as of September 1, 2012 by and between Seller and VanHoose;
(xviii)a termination agreement in form and substance satisfactory to Buyer for that certain License Agreement dated January 17, 2019 by and between EnviroCast and Seller;
(xix)a termination agreement in form and substance satisfactory to Buyer for that certain License Agreement dated January 17, 2019 by and between EnviroKeeper and Seller, LLC;
(xx)Each of (A) the License Agreement by and between EnviroKeeper and Buyer, in form and substance mutually acceptable to Buyer and Seller, duly executed on behalf of EnviroKeeper; and (B) the License Agreement, by and between EnviroCast and Buyer, in a form mutually acceptable to Seller and Buyer, duly executed on behalf of EnviroCast (together the “License Agreements”);

(xxi)such other customary instruments of transfer, assumption, title company affidavits or agreements, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(xxii)Tax Clearance Certificates issued by the Tennessee Department of Revenue for Seller and Affiliates, including any Dissolved Affiliates;
(xxiii)certificates of title for any motor vehicles that are part of the Purchased Assets and a separate bill of sale of such motor vehicles; and
(xxiv)the Restrictive Covenant Agreement, duly executed by VanHoose.
(b)At the Closing, Buyer shall deliver to Seller the following:
(vii)the Purchase Price less the Escrow Amount;
(viii)the Assignment and Assumption Agreement, duly executed by Buyer;
(ix)the Employment Agreements duly executed by Buyer;
(x)with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;
(xi)the Escrow Agreement, duly executed by Buyer
(xii)the Intellectual Property Assignment Agreement, duly executed by Buyer;
(xiii)the Intellectual Property Licenses, duly executed by Buyer;
(xiv)the License Agreements, duly executed by Buyer;
(xv)the Personal Goodwill Assignment, duly executed by Buyer; and
(xvi)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
Article IV
Representations and warranties of Seller
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01 Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Seller has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.
Section 4.02 Authority of Seller. Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and, as to enforceability, by general equitable principles, including principles of public policy, commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or material Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04 Financial Statements. Complete copies of the financial statements consisting of the balance sheets of the Business as of December 31, 2020 and December 31, 2021 and the statement of income for December 31, 2020 and 2021 (the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared consistent with past practices. The Financial Statements were prepared based on the books and records of the Business and fairly present in all material respects the financial condition and results of the operations of the Business as of the dates and for the periods indicated thereon. The most recent balance sheet included in the Financial Statements is referred to herein together as the “Balance Sheet,” and the date of the Balance Sheet is referred to herein as the “Balance Sheet Date”.

Section 4.05 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (c) Liabilities under this Agreement and the other Transaction Documents.
Section 4.06 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.06 of the Disclosure Schedule, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)declaration or payment of any distribution on or in respect of Seller’s and its Affiliates’ ownership interests, redemption, purchase or acquisition of Seller’s membership interests or other ownership interests;
(c)material change in any method of accounting or accounting practice for the Business, except as disclosed in any notes to the Financial Statements;
(d)material change in any of the following: cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(e)entry into any Contract not listed on Section 4.07(a) of the Disclosure Schedule that would constitute a Material Contract;
(f)incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(g)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business or in connection with the Reorganization;
(h)cancellation of any material debts or claims or amendment, termination or waiver of any material rights constituting Purchased Assets;
(i)transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;
(j)material damage, destruction or loss of any Purchased Assets, whether or not covered by insurance;
(k)acceleration, termination, material modification to or cancellation of any Material Contract or Permit other than in accordance the express terms thereof;
(l)material capital expenditures which would constitute an Assumed Liability;
(m)imposition of any Encumbrance other than Permitted Encumbrances upon any of the Purchased Assets;

(n)grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in any written agreements or consistent with past practice, or change in the terms of employment for any Employee;
(o)entry into or termination of any written employment agreement with any management-level Employees or collective bargaining agreement covering any of the Employees, or modification of the terms of any such existing agreement;
(p)loan to, or entry into any other transaction with, any Employees;
(q)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(r)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;
(s)adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Material Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan); or
(t)entry into any Material Contract to do any of the foregoing, or any action or omission that would reasonably be expected to result in any of the foregoing.
Section 4.07 Material Contracts.
(u)Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being “Material Contracts”):
(i)all Contracts with Material Customers and Material Suppliers;
(ii)all Contracts involving aggregate consideration in excess of $250,000 and which, in each case, cannot be cancelled without material penalty or without more than 90 days’ notice;
(iii)all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iv)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(v)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), other than purchase orders without terms and conditions for the purchase of inventory or supplies in the ordinary course of business;
(vi)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vii)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;
(viii)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees of indebtedness);
(ix)all Contracts with any Governmental Authority;
(x)all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(xi)all joint venture, partnership or similar Contracts;
(xii)all Contracts for the sale of any of the Purchased Assets other than purchase orders without terms and conditions in the ordinary course of business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xiii)all powers of attorney with respect to the Business or any Purchased Asset;
(xiv)all collective bargaining agreements or Contracts with any labor organization, union or association; and
(xv)all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously described in this Section 4.07 and that involve payments to or from Seller in excess of $250,000 in the aggregate.
(v)Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception. Neither Seller, nor, to Seller’s Knowledge, or any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened, under any Material Contract included in the Purchased Assets.
Section 4.08 Title to Purchased Assets. Seller has (and, in the case of the Principal-Owned Real Property, Principals have) good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(w)those items set forth in Section 4.08 of the Disclosure Schedules;

(x)liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;
(y)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(z)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or
(aa)other than with respect to Owned Real Property and Principal-Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.09 Condition and Sufficiency of Assets. The items of tangible personal property included in the Purchased Assets are in good operating condition and repair (ordinary wear and tear excepted), and are reasonably adequate for the uses to which they are being put, and none of such items of tangible personal property (other than motor vehicles, trailers and mobile equipment) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and, with respect to motor vehicles, trailers and mobile equipment included in the Purchased Assets, except for maintenance or repairs the reasonable cost of which will not exceed $25,000 for each such item. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted and constitute all of the material rights, property and assets necessary to conduct the Business as currently conducted.
Section 4.10 Real Property.
(ab)Section 4.10(a) of the Disclosure Schedules sets forth a list of each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”) and each parcel of real property owned by Principals and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Principal-Owned Real Property”), including with respect to each property, the address location. Seller has delivered to Buyer copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or Principals with respect to such parcel. With respect to each parcel of Owned Real Property and Principal-Owned Real Property:
(xvii)Seller has (or, in the case of the Principal-Owned Real Property, Principals have) good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;
(xviii)except as set forth on Section 4.10(a)(ii) of the Disclosure Schedules, Seller has (and, in the case of the Principal-Owned Real Property, Principals have) not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or Principal-Owned Real Property or any portion thereof (other than Leases to be terminated at Closing); and
(xix)there are no unrecorded outstanding options, rights of first offer or rights of first refusal granted by Seller, any Principal or any of their respective Affiliates, or to Seller’s Knowledge, any predecessor in title, to purchase such Owned Real Property or Principal-Owned Real Property or any portion thereof or interest therein.
(ac)Section 4.10(b) of the Disclosure Schedules sets forth a list of each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i)such Lease is valid, binding, enforceable against Seller, and to Seller’s Knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception, and such Lease is in full force and effect;
(ii)Seller is not in breach or default in any material respect under such Lease, and Seller has paid all rent due and payable under such Lease;
(iii)Seller has not received nor given any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Leases and, to Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)Seller has not pledged, mortgaged or otherwise granted an Encumbrance (other than a Permitted Encumbrance) on its leasehold interest in any Leased Real Property.
(ad)Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
(ae)The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted and constitutes all of the real property necessary to conduct the Business as currently conducted.
Section 4.11 Intellectual Property.

(af)Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business as currently conducted. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(ag)Seller owns, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances other than Permitted Encumbrances. Seller is in compliance in all material respects with all Law applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.
(ah)Section 4.11(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses (excluding licenses for “shrink wrap,” “click wrap,” or other off the shelf software). All such Intellectual Property Licenses are valid, binding and enforceable against Seller and, to Seller’s Knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception, and Seller and, to Seller’s Knowledge, such other parties are in compliance in all material respects with the terms and conditions of such Intellectual Property Licenses.
(ai)The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller, and the conduct of the Business as currently and formerly conducted by Seller have not and do not infringe, violate or misappropriate in any material respect the Intellectual Property of any Person. Seller has not received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened against Seller that alleges any such infringement, violation or misappropriation, and Seller is not subject to any outstanding Governmental Order with respect to the Intellectual Property Assets.
(aj)Section 4.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable against Seller and, to Seller’s Knowledge the other parties thereto, subject to the Bankruptcy and Equity Exception, and Seller and, to Seller’s Knowledge, such other parties are in compliance in all material respects with the terms and conditions of such agreements. To Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, in any material respect, any Intellectual Property Assets.
Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. No Inventory is held on a consignment basis.
Section 4.13 Accounts Receivable. The Accounts Receivable have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business, and constitute only valid, undisputed claims of Seller not subject to claims of set-off other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
Section 4.14 Customers and Suppliers.

(ak)Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $200,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(al)Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2019. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. None of Seller or any of its Affiliates is in default in any material respect under any such Insurance Policy.
Section 4.16 Legal Proceedings; Governmental Orders.
(am)There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or a Principal (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(an)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards relating to or against Seller with respect to the Business.
Section 4.17 Compliance With Laws; Permits.
(ao)Seller (and, in the case of the Principal-Owned Real Property, Principals) has complied and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or to the ownership and use by Seller of the Purchased Assets.
(ap)All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller (and in the name of Seller) and are in full force and effect. All fees and charges required with respect to such Permits to be paid as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current material Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.
Section 4.18 Environmental Matters.
(aq)The operations of Seller (and, in the case of the Principal-Owned Real Property, Principals) with respect to the Business and the Purchased Assets are currently and have been in compliance in all material respects with all Environmental Laws. Neither Seller nor Principals have received from any Person, with respect to the Business or the Purchased Assets, any outstanding: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(ar)Seller has obtained (in the name of Seller) and are in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use by Seller of the Purchased Assets.
(as)None of the Business or the Purchased Assets or Real Property is listed on, or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List under CERCLA or any similar state list.
(at)There has been no Release by Seller or, to Seller’s Knowledge, by any other Person, of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets on any real property currently owned, leased or operated by Seller or Principals in connection with the Business, and neither Seller nor Principals have received an Environmental Notice that any of the Business or the Purchased Assets or real property currently owned, leased or operated by Seller or Principals in connection with the Business (including soils, groundwater, surface water, buildings and other structures located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or any Environmental Permit by, Seller or Principals.
(au)Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all existing (whether used or unused) aboveground or underground storage tanks owned or operated by Seller or Principals in connection with the Business or the Purchased Assets.
(av)Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller or Principals in connection with the Business or the Purchased Assets and for or about which Seller or Principals have received any Environmental Notice regarding potential liability of Seller or Principals.
(aw)Seller has provided or otherwise made available to Buyer: (i) all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any of the Real Property which are in the possession of Seller or Principals related to compliance with Environmental Laws, Environmental Claims, or any Environmental Notice or the Release of Hazardous Materials; and (ii) all material documents in Seller’s possession concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.19 Employee Benefit Matters.
(ax)Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Business, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has or may have any liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(ay)Each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Seller has paid in full all amounts that Seller has been required to have paid as contributions or premiums to any Benefit Plan under applicable Law or under the terms of any such Benefit Plan.
(az)No Benefit Plan (i) provides for defined benefit pension benefits; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.
(ba)Except as set forth in Section 4.19(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death.
(bb)Except as set forth in Section 4.19(g) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
Section 4.20 Employment Matters.
(bc)Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.
(bd)Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, or to Seller’s Knowledge, purporting to represent or attempting to represent any Employee. There has never been, nor has there been any threat of, any strike, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its Employees, except in connection with the COVID-19 pandemic.
(be)Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all applicable Laws. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
Section 4.21 Taxes.
(bf)All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.
(bg)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(bh)No extensions or waivers of statutes of limitations have been given to or requested by any taxing authority with respect to any Taxes of Seller for any open tax years.
(bi)All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(bj)Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority against Seller.
(bk)There are no Encumbrances for Taxes upon any of the Purchased Assets (other than Permitted Encumbrances), nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(bl)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(bm)Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(bn)None of the Purchased Assets are property that Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(bo)None of the Purchased Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.
Section 4.22 Brokers. Except as set forth in Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or Principals.
Section 4.23 No Other Representations or Warranties. NEITHER SELLER, THE PRINCIPALS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER, THE PURCHASED ASSETS OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY AGREEMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT ENTERED INTO OR DELIVERED PURSUANT TO THIS AGREEMENT. Without limiting the generality of the foregoing, except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedules) or in any agreement, document, certificate or instrument entered into or delivered pursuant to this Agreement, (a) neither Seller, the Principals nor any of their respective Affiliates or Representatives makes any other express or implied representation or warranty with respect to Seller, the Purchased Assets or the Business, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Representatives, and (b) Seller, the Principals and their respective Affiliates and Representatives disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of its Affiliates or Representatives (including any presentation, opinion, information, projection, document, material or advice that may have been or may be provided or made available to Buyer or any of its Representatives by Seller or any of its Affiliates or Representatives).
Article V
Representations and warranties of buyer
Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Material Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 5.04 Brokers. Except as set forth in Section 5.04 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Article VI
Covenants
Section 6.01 Employees and Employee Benefits.
(a)Commencing on the Closing Date, Seller shall terminate the employment all Employees of the Business who are actively at work on the Closing Date, and Buyer shall offer employment, on an “at will” basis, to all Employees of the Business set forth on Section 6.01 of the Disclosure Schedule on terms substantially consistent with or in excess of the level of compensation and benefits received by such Employees as of immediately prior to such termination of employment the Closing. All Offerees who accept Buyer’s offer of employment (the “Transferred Employees”) shall be given credit for his or her years of service with Seller prior to the Closing Date for purposes of determining eligibility to participate in and vesting under employee benefit plans of Buyer or its Affiliates in which such Transferred Employees become eligible to participate after the Closing Date to the extent permitted under the terms of such plans; provided, however, that the foregoing shall not result in the duplication of any benefits. With respect to each Transferred Employee, and to the extent permitted under the terms of the applicable benefit plan, (i) Buyer shall waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees (and their covered dependents) under any welfare or fringe benefit plan maintained by Buyer or its Affiliates in which Transferred Employees become eligible to participate on or after the Closing Date, other than any such limitations that are in effect with respect to any Transferred Employee (or his or her covered dependents) and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by Seller or its Affiliates as of the Closing Date; and (ii) Buyer shall provide each Transferred Employee with credit under any welfare or fringe benefit plans maintained by Buyer or its Affiliates in which

Transferred Employees become eligible to participate on or after the Closing Date for any co-payments and deductibles paid by such Transferred Employee for the then current plan year under the corresponding Benefit Plan as of the Closing Date.
(b)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Employee (or former Employee) of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or former Employee) of Seller for any period relating to the service with Seller at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled Employees on or prior to the Closing Date.
(c)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former Employees) or agents of Seller which claims relate to events occurring prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any Employees (or former Employees) or agents of Seller which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
Section 6.02 Seller’s Confidentiality. From and after the Closing, subject to applicable law and legal process, Seller shall, and shall cause Principals and their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Business, except to the extent that such information (a) is generally available to and known by the public through no fault of Seller, Principals, any of their respective Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, Principals, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is required for the filing of any Tax Return, or (d) is disclosed to any Representative as a result of, or in connection with, the transactions contemplated hereby or by the other Transaction Documents. If Seller, Principals or any of their respective Affiliates or their respective Representatives are compelled to disclose any such non-public or proprietary information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts, at Buyer’s cost and expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.03 Non-competition; Non-solicitation.
(d)For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of their to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding anything to the contrary contained in this Section 6.03, the term “Restricted Business” shall not include, and this Agreement shall not be deemed to prohibit or restrict, activities undertaken by Seller through or on behalf of

EnviroCast or EnviroKeeper, consistent with the respective lines of business as conducted by EnviroCast and EnviroKeeper within the twelve (12) months immediately prior to the Effective Time subject to the restrictions set forth in the License Agreements.
(a)During the Restricted Period, Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.01(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.
(b)If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.03, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:
(i)the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and
(ii)the right and remedy to recover from the Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.03.
(am)Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.04 [Intentionally omitted.]
Section 6.05 Books and Records.
(a)     In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:
(vi)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(vii)upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

    (b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall:
(iii)retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(i)upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(e)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would (i) violate any Law or the provisions of any Contact to which such Party or any of its Affiliates is a Party or (ii) waive any legal or similar privilege. Notwithstanding anything herein to the contrary, no such access shall be permitted for a purpose relating to a dispute or potential dispute between the Seller and the Buyer or any of their respective Affiliates.
Section 6.06 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.07 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.08 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or their Affiliates shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.
Section 6.09 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).
Section 6.10 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.11 Seller Name Change and Continued Existence. Seller shall take or cause to be taken all necessary action in order to change its corporate names and its Affiliates corporate names so as not to include the name “VanHooseCo” or any derivation thereof and shall have effected such name change by filing an amendment to its organizational documents with the Tennessee Secretary of State within thirty (30) days after Closing. Seller shall execute and deliver, at Buyer’s sole cost and expense, such consents, waivers, and other documents as are necessary or, in Buyer’s reasonable determination, advisable in order for Buyer to use the corporate name “VanHooseCo” any derivation of such name, or another name associated with or relating to the Business. Seller shall not dissolve or otherwise wind-up its activities for two (2) years from the Closing Date.
Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Article VII
Indemnification
Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until fifteen (15) months after the Closing Date (the “General Survival Date”); provided, that the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.22 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely, the representations and warranties in Section 4.19 (Employee Benefit Matters) and Section 4.21 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and the representations and warranties contained in the first sentence of Section 4.09 (Condition and Sufficiency of Assets) shall survive until six (6) months after the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any breach of any of the representations or warranties of Seller contained in this Agreement, or by Seller, Principals or their respective Affiliates in the other Transaction Documents, or by Atkins with respect to his Personal Goodwill Assignment, or by Seller, Principals or the respective Affiliates in any certificate or instrument delivered by or on behalf of Seller or Principals pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, or by Seller, Principals or their respective Affiliates in the other Transaction Documents, or by Atkins with respect to his Personal Goodwill Assignment, or by Seller, Principals or their respective Affiliates with respect to any certificate or instrument delivered by or on behalf of Seller or Principals pursuant to this Agreement;
(c)any Excluded Asset or any Excluded Liability; or
(d)any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller, Principals or any of their respective Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Seller, Principals, their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(e)any breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);
(f)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;
(g)any Assumed Liability; or
(h)any Liability related to or arising from the ownership of the Purchased Assets and/or the operation of the Business after the Closing Date.
Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(i)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any breach of any representation or warranty in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.19 (Employee Benefit Matters), Section 4.21 (Taxes), Section 4.22 (Brokers)) (the “Buyer Basket Exclusions”), until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $300,000, in which event Seller shall be required to pay or be liable for all such Losses starting from the first dollar of such Losses. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) (other than for those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions, for which there shall be no limitation) shall be limited, in all stances, to $2,500,000. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 7.04(a) shall apply to Fraud.

(j)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02 and Section 5.04 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions, for which there shall be no limitation) exceeds $300,000, in which event Buyer shall be required to pay or be liable for all such Losses starting from the first dollar of such Losses. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Sections 8.02(a) and 8.02(b) shall be limited, in all stances, to $2,500,000. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 7.04(b) shall apply to Fraud.
(k)Each Indemnified Party shall use commercially reasonable efforts to mitigate any the amount of any Losses indemnifiable hereunder upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses. No Indemnified Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.
(l)The amount of any Losses for which indemnification is provided under this Article VII shall be net of any insurance proceeds, indemnification payments, contribution payments, reimbursements or other recoveries actually received (net of actual, reasonable and documented out-of-pocket costs of enforcement and deductibles) with respect to such Losses.
(m)If an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnitor pursuant to this Article VII then the Indemnified Party shall promptly remit to the Indemnitor the excess (if any) of (i) (A) the amount paid by the Indemnitor in respect of such Losses plus (B) the amount received by the Indemnified Party in respect thereof, minus (ii) the full amount of the Losses. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnitor under this Article VII, such Indemnitor shall be subrogated to such rights to the extent of such payment. Without limiting the generality of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(n)No Person shall be liable under this Article VII for, and Losses shall not include, any punitive, special, or incidental damages, except to the extent such Losses are awarded to a third party in connection with a Third Party Claim for which indemnification is available pursuant to this Article VII.
Section 7.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.
(o)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable written opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.01(d)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(p)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(q)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified

Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(r)Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.
Section 7.06 Payments.
(s)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 6.0%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. Notwithstanding the foregoing, the Indemnity Escrow Amount shall be the sole source of funds for the satisfaction of any claims by the Buyer Indemnitees made pursuant to Section 7.02 until all such funds have been exhausted or disbursed to Seller in accordance with this Agreement and the Escrow Agreement.
(t)Promptly, and in any event within ten (10) days following the General Survival Date, Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse to Seller the portion of the Indemnity Escrow Amount that has not been previously disbursed or is not otherwise subject to a claim notice of which has been given by a Buyer Indemnitee prior to the General Survival Date in accordance with Section 7.05. Following the final resolution of any such pending claims and the payment of any amounts payable to the Buyer Indemnitees with respect thereto, Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse to Seller the remaining balance of the Indemnity Escrow Amount.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.08 Exclusive Remedies. Subject to Section 6.06, Section 6.07 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s Fraud.
Article VIII
Miscellaneous
Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	117 Quapaw Circle Louden, TN 37774 Attention: Jeffrey VanHoose Email: jvanhooseco@gmail.com
with a copy to:	Woolf, McClane, Bright, Allen & Carpenter, PLLC 900 Riverview Tower 900 South Gay Street Knoxville, TN 37902 Attention: Richard S. Matlock Email: rmatlock@wmbac.com
If to Buyer:	CXT, Incorporated 415 Holiday Drive Pittsburgh, PA 15220 Attn: Chief Growth Office E-mail: wtreacy@lbfoster.com
with a copy to:	L. B. Foster Company 415 Holiday Drive Pittsburgh, PA 15220 Attn: General Counsel E-mail: pguinee@lbfoster.com
Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or its parent company. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.08 No Third-party Beneficiaries. Except as provided in Article VII with respect to the Buyer Indemnitees and the Seller Indemnitees, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, OR THE COURTS OF THE STATE OF TENNESSEE, LOCATED IN KNOXVILLE, TENNESSEE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS

SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VANHOOSECO PRECAST, LLC

By:     /s/ Jeffrey L. VanHoose
Name: Jeffrey L. VanHoose
Title: Chief Manager

CXT INCORPORATED

By:     /s/ William M. Thalman
Name: William M. Thalman
Title: Vice President and Assistant Treasurer